Exhibit 10.3

Agreement and Plan of Merger

by and among

ARGO BLOCKCHAIN PLC

and

ARGO INNOVATION FACILITIES (US), INC.

and

DPN LLC

and

THE DPN OWNERS

dated as of

March 4, 2021

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 4, 2021, is entered into among Argo Blockchain PLC, a UK public limited company (“Argo”), Argo Innovation Facilities (US), Inc., Delaware corporation (“Merger Sub”), DPN LLC, a Delaware limited liability company (“Company”), and the members of Company set forth in the Allocation Schedule attached hereto as Schedule A-1 (each, an “Owner”, and collectively, the “Owners”, and together with the Company, the “Seller Parties”).

RECITALS

WHEREAS, the parties intend that Company be merged with and into the Merger Sub (the “Merger”), with the Merger Sub surviving the Merger.

WHEREAS, pursuant to this Agreement, the Merger will consist of a forward triangular merger, and the transactions contemplated in this Agreement are intended to qualify as a tax-free reorganization under Section 368(a)(1)A), 368(a)(2)(D) and 367 of the Internal Revenue Code (the “Code”);

WHEREAS, Company owns and has an option to purchase property located in Dickens County, Texas, as more fully described on Exhibit A to this Agreement (collectively, the “Helios Site”);

WHEREAS, the Helios Site has been identified as a potential location to construct a cryptocurrency mining facility capable of accommodating computing hardware designed to consume 40MWs for cryptocurrency mining (the “Mining Facility”) with the potential for 200 MWs (the “Mining Facility Business”);

WHEREAS, Argo desires to acquire from Company the Helios Site with the purpose of using the Helios Site to conduct the Mining Facility Business through Merger Sub;

WHEREAS, the Manager of the Company (the “Company Manager”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its Owners, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Owners of the Company in accordance with the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, the respective boards of directors of Argo and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Argo, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, at the Closing, the Owners will receive Ordinary Shares based on a pre-agreed price in exchange for all of their respective interests in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I

DEFINITIONS

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Nolan Employment Agreement, and the Subscription Agreements.

“Argo” has the meaning set forth in the preamble.

“Bonus Payment Amount” means a one-time cash payment of $200,000 which may be payable to Mr. and Mrs. Milton Daniel pursuant to the Bonus Agreement, dated July 2019, between Mr. and Mrs. Milton Daniel and the Company.

“Business” has the meaning set forth in the preamble.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Delaware are authorized or required by Law to be closed for business.

“Catch-up Distribution” means the distribution of 174,891 Ordinary Shares to be made to Concerted immediately following the initial funding of the Debt Facility.

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Consideration” has the meaning set forth in Section 2.04(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Manager” has the meaning set forth in the recitals.

“Company Manager Recommendation” has the meaning set forth in Section 3.02(b).

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“Company Membership Interest” means all of the issued and outstanding membership interests of the Company.

“Concerted” means Concerted Ventures, Inc., a Delaware corporation, with offices at 33530 1st Way South, Suite 102, Federal Way, WA 98003.

“Contract” has the meaning set forth in Section 3.08(a).

“Conversion Formula” has the meaning set forth in Section 2.04(c).

“Debt Facility” means any debt facility entered into by Argo or any of its Affiliates, including Merger Sub, with a third party introduced to Argo, directly or indirectly, by Concerted.

“DGCL” has the meaning set forth in Section 2.07.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Argo concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.07.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required by or pursuant to Environmental Law.

“FIRPTA Statement” has the meaning set forth in Section 6.07.

“Fundamental Representations Cap Amount” means one hundred percent (100%) of the amount actually received, in aggregate, by each Owner and Concerted.

“General Representations Cap Amount” means an amount equal to ten percent (10%) of the Merger Consideration actually received by each Owner and Concerted.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Helios Site” has the meaning set forth in the preamble.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

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“Independent Accountant” has the meaning set forth in Section 6.03(b).

“Insurance Policies” has the meaning set forth in Section 3.11.

“Knowledge” means, when used with respect to the Company, the actual knowledge of Justin Nolan and Shahla F. Ali, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, special or punitive damages, or lost profits, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the Company’s results of operations, or financial condition, or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03; (vi) any changes in applicable Laws; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other similarly positioned companies.

“Material Contracts” has the meaning set forth in Section 3.09.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.04.

“Merger Sub” has the meaning set forth in the preamble.

“Milestones” has the meaning set forth in Section 2.04(a)(ii).

“Milestone Payments” has the meaning set forth in Section 2.04(a)(ii).

“Ordinary Shares” means the ordinary shares of common stock, par value £0.001, in the capital of Argo in issue and to be issued pursuant to this Agreement and any other class of securities into which such securities may hereafter be reclassified or changed.

“Owners” has the meaning set forth in the preamble.

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“Owner Indemnitees” has the meaning set forth in Section 7.03.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (ii) easements, rights of way, zoning ordinances and similar encumbrances affecting Real Property; and (iii) any Encumbrances properly disclosed in the Disclosure Schedules.

“Permits” means all permits licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Straddle Period” has the meaning set forth in Section 6.04.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

ARTICLE II

THE MERGER

Section 2.01         The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL and the LLC Act, at the Effective Time, the Company will merge with and into Merger Sub, and Merger Sub shall be the corporation surviving the Merger (after the Effective Date, the “Surviving Corporation”), and the separate existence of the Company shall cease.

Section 2.02          Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, on such date, time and place as the Company and Argo may mutually agree (the date on which the Closing actually occurs, the “Closing Date”). Notwithstanding the foregoing, the parties hereto intend that the Closing shall be deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur simultaneously, at 12:01 a.m., United States Eastern Time, on the Closing Date.

Section 2.03          Merger Certificate. At the Closing of the Merger, Argo will file with the Secretary of State of Delaware a Certificate of Merger between the Company and Merger Sub, in the form attached hereto as Exhibit B (the “Certificate of Merger”).

Section 2.04          Merger Consideration.

(a)            In consideration of the Merger, Argo shall issue the following aggregate consideration (the “Merger Consideration”), and distribute such consideration in the proportions set forth in the Allocation Schedule that is then in effect:

(i)            At Closing, Argo shall issue 3,497,817 Ordinary Shares (the “Closing Consideration”).

(ii)           As additional consideration for the Merger, immediately upon the occurrence of each event described below (each, a “Milestone”) and no later than ten (10) business days thereafter, Argo shall issue and distribute in the proportions set forth in the Allocation Schedule that is then in effect, the following payments (each, a “Milestone Payment”), as applicable:

(A)            A total of 349,782 Ordinary Shares immediately following the initial funding of the Debt Facility;

(B)            A total of 1,399,127 Ordinary Shares immediately following the functional interconnection of a 100 MW or greater substation on the Helios Site;

(C)            A total of 3,497,817 Ordinary Shares immediately following consumption of the first MWh of electrical energy for cryptocurrency mining on the Helios Site;

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(D)            A total of 3,497,817 Ordinary Shares, less a number of Ordinary Shares that is equal to the Bonus Payment Amount, which shall be determined using the Conversion Formula, as of the earlier of (i) the date of the certificate of occupancy for the construction of the Mining Facility, or (ii) the date on which computing hardware is installed in the Mining Facility.

(b)           In the event that less than all of the Milestones are achieved within twenty-four (24) months following the Closing Date (“Milestone Period”), the Owners and Concerted, if applicable, shall be entitled to the following payments in lieu of the unfulfilled Milestone Payments, to be made no later than ten (10) business days thereafter:

(i)            If none of the Milestones are achieved within the Milestone Period, then Argo shall immediately issue and distribute to the Owners an additional 4,197,381 Ordinary Shares;

(ii)           If Milestones in Section 2.04(a)(ii)(A) and Section 2.04(a)(ii)(B) are achieved within the Milestone Period but Milestones in Section 2.04(a)(ii)(C) and Section 2.04(a)(ii)(D) are not achieved within the Milestone Period, then Argo shall immediately issue and distribute to the Owners and Concerted an additional 2,448,472 Ordinary Shares; and,

(iii)          If Milestones in Section 2.04(a)(ii)(A), Section 2.04(a)(ii)(B) and Section 2.04(a)(ii)(C) are achieved within the Milestone Period but Milestone in Section 2.04(a)(ii)(D) is not achieved within the Milestone Period, then Argo shall immediately issue and distribute to the Owners and Concerted an additional 1,399,127 Ordinary Shares.

(c)            If Argo does not have a sufficient number of Ordinary Shares authorized for issuance at the time a Milestone is achieved or a payment is otherwise due, Justin Nolan shall have the right (but not the obligation), exercised by written request, to require Argo to make the appropriate payment in cash in U.S. Dollars, within ten (10) business days of such written request. If Justin Nolan, in his discretion, elects to request a cash payment pursuant to the preceding sentence, Justin Nolan shall provide notice of such election to the remaining Owners without delay, and within ten (10) business days upon receiving notice thereof the remaining Owners shall request Argo that their respective Ordinary Shares are paid in cash, as set forth in this Section 2.04(c). The cash amount payable hereunder shall be determined by multiplying the number of Ordinary Shares issuable pursuant to the relevant Milestone Payment by the volume weighted average price of an Ordinary Share of Argo on the London Stock Exchange, calculated from the closing price and daily trading volumes reported by Bloomberg for the period of ten (10) full trading days ending on the trading day immediately prior to the date when the payment is due (the “Conversion Formula”). Except in the event that a cash payment is expressly requested in accordance with this Section 2.04(c), Argo’s failure to make a Milestone Payment in Ordinary Shares when due shall constitute a material breach of this Agreement by Argo.

Section 2.05 Allocation Schedule.

(a)            Attached hereto as Schedule A-1 is a schedule (the “Allocation Schedule”), which sets forth a true, correct and complete schedule of, each of the following items: (a) the portion of the Merger Consideration that will be payable or issuable as applicable to each Owner, and (b) the allocation of the indemnification obligations of each Owner pursuant to ARTICLE  VII hereof, as of the Closing Date and until such date when the Milestone set forth in Section 2.04(a)(ii)(A) is achieved.

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(b)            Attached hereto as Schedule A-2 is an updated Allocation Schedule, which shall become effective immediately following achievement of the Milestone set forth in Section  2.04(a)(ii)(A) and distribution of the Milestone Payment set forth therein in accordance with Section 2.05(c), and which shall thereafter become operative for all purposes set forth in Section  2.05(a).

(c)            In the event that Argo achieves the Milestone set forth in Section 2.04(a)(ii)(A), Argo shall first issue the Catch-up Distribution of Ordinary Shares to Concerted and thereafter shall issue the remaining Ordinary Shares pursuant to such Milestone Payment as specified in the Allocation Schedule attached as Schedule A-1 to the Owners. For avoidance of doubt, the total Milestone Payment under Section 2.04(a)(ii)(A) (including the Catch-up Distribution) shall not exceed 349,782 Ordinary Shares.

Section 2.06 Closing Deliverables.

(a)            At or prior to the Closing, the Company shall deliver to Argo the following:

(i)              resignations of the managers and officers of the Company pursuant to Section 2.09;

(ii)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Manager authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (2) resolutions of the Owners approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)            a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(iv)            completed and executed Subscription Agreements from each Owner, Concerted, and any other party that will receive Ordinary Shares pursuant to this Agreement;

(v)             the FIRPTA Statement;

(vi)            an employment and restrictive covenant agreement between Merger Sub and Justin Nolan, in form and substance satisfactory to Argo and Justin Nolan (“Nolan Employment Agreement”); and

(vii)           such other documents or instruments as Argo reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)            At the Closing, Argo shall deliver to the Company (or such other Person as may be specified herein) the following:

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(i)	The Closing Consideration, payable pursuant to Section 2.04(a)(i).

(ii)            a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Argo and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Argo and Merger Sub, respectively, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)	Executed counterparts of the Ancillary Documents; and

(iv)           such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.07 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Argo and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”) and the LLC Act and shall make all other filings or recordings required under the DGCL and the LLC Act. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Argo in writing and specified in the Certificate of Merger in accordance with the DGCL and the LLC Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.08 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.09 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.10 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.11 Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Argo, Merger Sub, the Company or any stockholder, the Company Membership Interest outstanding immediately prior to the Effective Time shall be converted into the right to receive the Closing Consideration, which newly issued Ordinary Shares shall be validly issued, fully paid and non-assessable, free and clear of all Encumbrances, and the right to receive the Milestone Payments, subject to the terms of Section 2.04(a)(ii). Prior to the Closing hereof, Argo to issue and allot the Ordinary Shares contemplated by section S.04(a)(i) of this Agreement.

Section 2.12 Surrender. At the Effective Time, the Company Membership Interest outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

Section 2.13 No Further Ownership Rights in Company Membership Interest. All Merger Consideration paid or payable upon the surrender of the Company Membership Interest in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Membership Interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OWNERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and Owners represent and warrant to Argo that the statements contained in this ARTICLE  III are true and correct as of the date hereof.

Section 3.01 Organization and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business. Except as set forth in Section 3.01 of the Disclosure Schedules, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which (a) the properties owned or leased by the Company or (b) the actions taken by the Company prior to the Closing makes such licensing or qualification necessary.

Section 3.02 Authority; Board Approval.

(a)           The Company and the Owners have all necessary power and authority to enter into and perform their obligations under this Agreement and the Ancillary Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and the Owners of this Agreement and any Ancillary Document to which they are a party and the consummation by the Company and the Owners of the transactions contemplated hereby and thereby have been duly authorized by the Owners and all requisite company action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and the Owners, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company and the Owners enforceable against the Company and the Owners in accordance with its terms. When each Ancillary Document to which the Company or an Owner is or will be a party has been duly executed and delivered by the Company or the Owner (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company or the Owner enforceable against it in accordance with its terms.

(b)           The Company Manager, by resolutions duly adopted and, as of the date hereof, not rescinded or modified in any way, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Owners, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 18-209 of the LLC Act) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the LLC Act, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Owners for adoption, and (iv) resolved to recommend that the Owners adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Manager Recommendation”) and directed that such matter be submitted for consideration of the Owners at a meeting of the Company Owners.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company and the Owners of this Agreement and the Ancillary Documents to which the Company or an Owner are a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of the Company (“Company Charter Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of the Company’s properties and assets are subject (including any Material Contract); or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required to transfer ownership of the Helios Site to Merger Sub.

Section 3.04 Capitalization.

(a)           Section 3.04(a) of the Disclosure Schedules set forth, as of the date hereof, the name of each Owner and the percent interest owned by such person that comprise the Company Membership Interest.

(b)           There are no outstanding or authorized unit appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(c)           All distributions, dividends, repurchases and redemptions of the Company Membership Interest (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.06 No Operations. Since July 8, 2019, the Company has not had any business operations or material assets other than the Helios Site.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except those which are adequately reflected in Section 3.07 of the Disclosure Schedules, and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since January 1, 2021 there has not been, with respect to the Company, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the certificate of formation, limited liability company agreement or other organizational documents of the Company;

(c)            issuance, sale or other disposition of any of its membership interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company Membership Interest;

(d)           declaration or payment of any dividends or distributions on or in respect of any of the Company Membership Interests or redemption, purchase or acquisition of the Company Membership Interest;

(e)           entry into any Contract that would constitute a Material Contract;

(f)            incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)           material damage, destruction or loss (whether or not covered by insurance) to the Company’s property;

(h)           any capital investment in, or any loan to, any other Person;

(i)            acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(j)            any material capital expenditures;

(k)            imposition of any Encumbrance upon any of the Company properties, membership interests or assets, tangible or intangible;

(l)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers or officers;

(m)           except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n)           other than set forth on Section 3.08(n) of the Disclosure Schedules, the purchase, lease or other acquisition of the right to own, use or lease any property or assets;

(o)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock or units of, or by any other manner, any business or any Person or any division thereof; or,

(p)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a)           Section 3.09(a) of the Disclosure Schedules lists each of the following contracts to which the Company is a party (each a “Contract”, and together with all contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules, the “Material Contracts”):

(i)             each Contract of the Company involving aggregate consideration in excess of $30,000.00, and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)            all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)           all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v)            all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi)           all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(vii)          any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(viii)         any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)           Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Argo.

Section 3.10 Title to Assets; Real Property.

(a)           The Company has good, valid and marketable fee simple title to all its Real Property, free and clear of Encumbrances, with the exception of the Encumbrances set forth in Section 3.10(a) of the Disclosure Schedules.

(b)           Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Argo true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. The Company’s use and operation of the Real Property in the conduct of the Company’s business prior to the date hereof do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge or Owner’s knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c)           The Company does not own any personal property or any other material asset that is located on the Real Property or owned in connection with the Real Property.

Section 3.11 Insurance. Section 3.11 of the Disclosure Schedules sets forth a true and complete list of all current insurance policies or binders maintained by Company and relating to the assets, business, operations, officers and directors of the Company (collectively, the “Insurance Policies”). True and complete copies of such Insurance Policies have been made available to Argo. Such Insurance Policies are in full force and effect. Except as set forth on Section 3.11 of the Disclosure Schedules, there are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.12 Legal Proceedings; Governmental Orders.

(a)           There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.13 Compliance With Laws; No Permits.

(a)           The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, in all material respects.

(b)           The Company is not required to obtain or maintain any Permits to hold its assets.

Section 3.14 Environmental Matters.

(a)           To Company’s Knowledge, the Company is currently and has been in compliance with all Environmental Laws in all material respects. The Company has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           No Environmental Permits are necessary for the Company’s ownership, operation or use of the assets prior to the date hereof.

(c)           To the Company’s Knowledge, there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, or use of the property or assets of the Company as currently carried out.

(d)           The Company has not caused or authorized, and to the Company’s Knowledge there has not been any Release of Hazardous Materials in contravention of Environmental Law with respect to the assets of the Company or any real property currently or formerly owned or leased by the Company. The Company has not received an Environmental Notice that any real property currently or formerly owned or leased by the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law by, the Company.

(e)           The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f)            The Company has provided or otherwise made available to Argo and listed in Section 3.14(f) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(g)           The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the assets of the Company as currently carried out.

Section 3.15 Taxes. Except as set forth in Section 3.15 of the Disclosure Schedules:

(a)           All material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim in writing has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)           Section 3.15(e) of the Disclosure Schedules sets forth:

(i)             the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)            those years for which examinations by the taxing authorities have been completed; and

(iii)           those taxable years for which examinations by taxing authorities are presently being conducted.

(f)            All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g)           The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(h)           The Company has delivered to Argo copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2019.

(i)            There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j)            The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l)            The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)          The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)             any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)            an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)           a prepaid amount received on or before the Closing Date;

(iv)           any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)            any election under Section 108(i) of the Code.

(n)           The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)           The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)           The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 3.16 Books and Records. The minute books and stock record books of the Company, to the extent such books exist, have been made available to Argo, and to the extent provided, are complete and correct and have been maintained in accordance with the Company’s practices.

Section 3.17 Related Party Transactions. No executive officer or director of the Company or any person owning 5% or more of the membership interests of the Company (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.18 Brokers. Except for such persons listed in Section 3.18 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.19 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE  III (including the relating portions of the Disclosure Schedules), neither the Company, the Owners nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Argo (including information, documents or material delivered to Argo or made available to Argo in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Section 3.20 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Argo pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ARGO AND MERGER SUB

Argo and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE  IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Argo and Merger Sub. Each of Argo and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Argo and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Argo and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Argo and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Argo and Merger Sub and no other corporate proceedings on the part of Argo and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Argo and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Argo and Merger Sub enforceable against Argo and Merger Sub in accordance with its terms. When each Ancillary Document to which Argo or Merger Sub is or will be a party has been duly executed and delivered by Argo or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Argo or Merger Sub enforceable against it in accordance with its terms. Argo has been engaged in the active conduct of its trade or business outside of the United States for at least three years immediately prior to Closing.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Argo and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Argo or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Argo or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Argo or Merger Sub is a party. No consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Argo or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required to transfer ownership of the Helios Site to Merger Sub.

Section 4.03 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Brokers. Except for XMS Capital Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Argo or Merger Sub.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Argo’s or Merger Sub’s knowledge, threatened against or by Argo, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06 Valid Issuance. The Ordinary Shares, when issued and delivered pursuant to this Agreement, (i) will have been validly issued and will be fully paid and nonassessable and (ii) will not have been issued in violation of any preemptive or other similar rights of any Person.

Section 4.07 Inspections; Non-Reliance. Inspections by Purchaser; Non-Reliance. Argo and Merger Sub are informed and sophisticated purchasers, and have engaged expert advisors, experienced in the evaluation and purchase of companies such as the transactions contemplated by this Agreement. Argo and Merger Sub have conducted their own independent investigation, review and analysis of the assets, liabilities and prospects of the Company, which investigation, review and analysis was done by Argo and Merger Sub and, to the extent they deemed appropriate, by its representatives and advisors. Each of Argo and Merger Sub acknowledge that it and its representatives and advisors have been provided adequate access to the properties, premises and records of the Company for such purpose, and each of Argo and Merger Sub acknowledges that it has undertaken such investigation and has been provided with and has evaluated such properties, premises and records of the Company as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Document to which it is a party. In entering into this Agreement and the Ancillary Document to which it is a party, each of Argo and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Company and or the Owners, except the specific representations and warranties of the Company and the Owners set forth in ARTICLE III of this Agreement or any other Ancillary Document.

ARTICLE V

COVENANTS

Section 5.01          Inspection.

(a)            With respect to the Milestone set forth in Section 2.04(a)(ii)(A), Argo shall provide Justin Nolan of the identity and contact information of the lenders with which it seeks to enter into the Debt Facility, and provide notice of completion of such Milestone. In the event that Justin Nolan does not receive notice of achievement of the Milestone set forth in Section 2.04(a)(ii)(A) within six (6) months following the Closing Date, Justin Nolan shall have the right to pursue verification of the status of the Debt Facility.

(b)            With respect to the Milestones set forth in Section 2.04(a)(ii)(B), Section  2.04(a)(ii)(C) and Section 2.04(a)(ii)(D), to the extent that less than all such Milestones have been achieved, Argo shall (and shall cause its Affiliates, including Merger Sub, to) provide Justin Nolan and/or his authorized representatives with on-site access to the Helios Site, and access to all relevant books and records evidencing consumption of electricity on the Helios Site.

Section 5.02        Achievement of Milestones. Argo shall exercise (and cause its Affiliates, including Merger Sub, to exercise) best efforts, including devoting adequate resources and personnel, to achieve the Milestones set forth in Section 2.04(a)(ii) within the Milestone Period, and to have a sufficient number of Ordinary Shares authorized for issuance at the time a Milestone is achieved or a payment is otherwise due.

Section 5.03         Nolan Director Agreement. If Argo and David Nolan do not enter into a Director Agreement in connection with David Nolan’s appointment as a member of the Argo Board of Directors prior to or on the Closing Date, Argo and David Nolan shall take all action reasonably necessary to effect such appointment as soon as practicable after the Closing.

ARTICLE VI

TAX MATTERS

Section 6.01          Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.02          Tax Indemnification. Each recipient of Ordinary Shares pursuant to the Allocation Schedule set forth in Schedule A-2 shall, severally and not jointly (in accordance with the number of Ordinary Shares actually received by such recipient as consideration under this Agreement), indemnify the Company, Argo, and each Argo Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.15; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE  VI; (c) all Taxes of the Company or relating to the business, activities, or property holdings of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Owners shall, severally and not jointly (in accordance with the number of Ordinary Shares actually received by such recipient as consideration under this Agreement), reimburse Argo for any Taxes of the Company that are the responsibility of the Owners pursuant to this Section 6.02 within ten Business Days after payment of such Taxes by Argo or the Company.

Section 6.03          Tax Returns.

(a)            The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)            Argo shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Argo to Owners (together with schedules, statements and, to the extent requested by the Owners, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Owners objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within 10 days after delivery of such Tax Return, notify Argo in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Argo and Owners shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Argo and Owners are unable to reach such agreement within 10 days after receipt by Argo of such notice, the disputed items shall be resolved by the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) to be appointed by mutual agreement of the parties. Any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Argo and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Argo and Owners. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Argo.

Section 6.04          Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)            in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)            in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05          Contests. Argo agrees to give written notice to Owners of the receipt of any written notice to the Company, Argo or any of Argo’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Argo pursuant to this ARTICLE  VI (a “Tax Claim”). Argo shall control the contest or resolution of any Tax Claim; provided, however, that Argo shall obtain the prior written consent of the Owners (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Owners shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Owners.

Section 6.06          Cooperation and Exchange of Information. The Owners, the Company and Argo shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE  VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Owners, the Company and Argo shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Owners, the Company or Argo (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials. The parties agree to treat the within transaction as a forward triangular merger within the meaning of Section 368(a)(2)(D) and Section 367 of the Code and will not take any action or position inconsistent with same with any taxing authority.

Section 6.07         FIRPTA Statement. On the Closing Date, the Company shall deliver to Argo a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIPRTA Statement”).

Section 6.08        Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.15 and this ARTICLE  VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

ARTICLE VII

INDEMNIFICATION

Section 7.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.15 which are subject to ARTICLE  VI) shall survive the Closing and shall terminate at 5:00 p.m., United States Eastern time, on the date that is 24 months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02(a), Section 3.04, Section 3.05 and Section 3.06 (collectively, the “Fundamental Company Representations”), and Section  4.01 and Section  4.02 (collectively, the “Fundamental Argo Representations”) shall survive indefinitely. The survival period of each representation or warranty as provided in this Section 7.01 is hereinafter referred to as the “Survival Period”. All covenants and undertakings of the parties contained herein shall survive the Closing until fully performed or fulfilled. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02         Indemnification by Owners. Subject to the other terms and conditions of this ARTICLE  VII, each recipient of Ordinary Shares pursuant to the Allocation Schedule set forth in Schedule A-2, severally and not jointly, in proportion to the number of Ordinary Shares actually received by such recipient as consideration under this Agreement, shall indemnify and defend each of Argo and its Affiliates and their respective Representatives (collectively, the “Argo Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Argo Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of the Company contained in ARTICLE III of this Agreement, or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Section 2.06(a) of this Agreement (other than in respect of Section 3.15, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)            any claim arising out of the Company’s failure to file the appropriate documentation to qualify to do business in the State of Texas;

(c)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(d)            any claim made by any Owner relating to such Owner’s rights with respect to the Merger Consideration;

(e)            any expenses incurred by the Company in connection with this Agreement or any Indebtedness of the Company outstanding as of the Closing, to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Argo or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Consideration.

Section 7.03          Indemnification by Argo. Subject to the other terms and conditions of this ARTICLE  VII, Argo shall indemnify and defend each recipient of Ordinary Shares pursuant to the Allocation Schedule set forth in Schedule A-2 (the “Recipients”) in proportion to the number of Ordinary Shares actually received by such Recipient as consideration under this Agreement, and their Affiliates and their respective Representatives (together with the Recipients, the “Owner Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Owner Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Argo and Merger Sub contained in ARTICLE IV of this Agreement, or in any certificate or instrument delivered by or on behalf of Argo or Merger Sub pursuant to Section 2.06(b) of this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Argo or Merger Sub pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 7.04          Limitations on Liability. Notwithstanding anything to the contrary in this Agreement:

(a)            The indemnification obligations of the Recipients shall not apply until the aggregate amount of all Losses arising therefrom exceed $50,000 (the “Threshold Amount”). The Recipients shall be liable for Losses with respect to claims in excess of the Threshold Amount, but subject to a maximum aggregate liability amount equal to the General Representations Cap Amount; provided that claims for any inaccuracy in or breach of any of the Fundamental Company Representations shall be subject to a maximum aggregate liability amount equal to the Fundamental Representations Cap Amount.

(b)            Notwithstanding the fact that any Indemnified Party may have the right to assert claims of Losses for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty or covenant.

Section 7.05         Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE  VII is referred to as the “Indemnifying Party”. For purposes of this ARTICLE VII, (i) if Argo (or any other Argo Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party shall be deemed to refer to the Recipients, and (ii) if Argo comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Owner Indemnitees. Any payment received by the Recipients as the Indemnified Party shall be distributed to the Recipients in accordance with the Allocation Schedule then in effect.

(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party are the Owners, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.04(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Recipients and Argo shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)            Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.15 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE  VI) shall be governed exclusively by ARTICLE  VI hereof.

Section 7.06          Payments.

(a)            Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE  VII, subject to Section 7.06(b) the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Subject to Section 7.06(b), the parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 1.00%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)            Notwithstanding the preceding sentence, in the event that Argo is the Indemnified Party, any recoverable Losses in excess of the Retention Amount shall be recovered (x) first, from any earned but yet unpaid Milestone Payments; (y) thereafter, by cancelling Ordinary Shares registered under the name of the relevant Owner in Argo’s book-entry system, Argo shall cancel a number of Ordinary Shares determined by dividing the aggregate amount of Losses by the volume weighted average price of an Ordinary Share of Argo on the London Stock Exchange calculated from the closing price and daily trading volumes reported by Bloomberg for the period of ten (10) full trading days ending on the trading day immediately prior to the date when the payment of the Loss is due; and (iii) thereafter, by recovering from each Owner directly, in which case payment will be subject to Section 7.06(a).

Section 7.07          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 7.08           Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

Section 7.09          Exclusive Remedies. The sole and exclusive remedy of the parties and their heirs, successors and assigns after the Closing with respect to a claim of Losses relating to this Agreement or the Merger, whether direct or resulting from any claim brought by a third party (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in ARTICLE  VI and this ARTICLE  VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE  VI and this ARTICLE  VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE VIII

MISCELLANEOUS

Section 8.01          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Company:	DPN LLC

178 8th Ave,

Brooklyn NY 11215

E-mail: justinhnolan@gmail.com

	Attention:	Authorized Representative

with a copy to:	Zuber Lawler LLP

350 S. Grand Avenue, 32nd Floor

Los Angeles, CA 90071, USA

E-mail: jlawler@zuberlawler.com

	Attention:	Josh Lawler, Esq.

If to Argo or Merger Sub:	Argo Innovation Facilities (US), Inc.

2028 East Ben White Boulevard, Suite 240

Austin, Texas 78741-6931

E-mail: pwall@argoblockchain.com

	Attention:	Peter Wall, CEO

with a copy to:	Burns Figa & Will PC

6400 S. Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

E-mail: vbantz@bfwlaw.com

	Attention:	Victoria Bantz, Esq.

If to Owners:	To the respective mailing address and email address listed in the Allocation Schedule

Section 8.03          Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06         Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08        No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 8.10          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. In no event shall any party be required to post a bond or any other form of surety in conjunction with any grant of injunctive or other equitable relief.

Section 8.11          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.12 RELEASES. IN CONSIDERATION OF THE PROMISES AND AGREEMENTS SET FORTH IN THIS AGREEMENT, UPON THE CLOSING, EACH RECIPIENT WILL AND HEREBY DOES RELEASE AND FOREVER DISCHARGES COMPANY AND EACH OTHER RECIPIENT (COLLECTIVELY, THE “RELEASEES”), OF AND FROM ANY AND ALL CLAIMS OF EVERY KIND AND NATURE WHATSOEVER AT LAW OR IN EQUITY, CURRENT OR FUTURE, CONTINGENT OR NON-CONTINGENT, MATURED OR UNMATURED, LIQUIDATED OR UNLIQUIDATED, SUSPECTED OR UNSUSPECTED, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, DISCLOSED OR UNDISCLOSED, WHETHER OR NOT CONCEALED OR HIDDEN, THAT THE RELEASING PARTY EVER HAD, NOW HAS, OR IN THE FUTURE MAY HAVE AGAINST THE RELEASEES FOR, UPON AND BY REASON OF OR IN CONNECTION WITH, ANY MATTER, CAUSE OR THING WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE RECIPIENT’S STATUS AS A MEMBER OF THE COMPANY OR RECIPIENT’S RIGHTS TO ANY PARTICIPATION OR INTEREST IN THE COMPANY OR MERGER SUB, UNLESS OTHERWISE PROVIDED IN THIS AGREEMENT OR ONE OF THE ANCILLARY DOCUMENTS.

Section 8.13          SEPARATE LEGAL COUNSEL. ZUBER LAWLER LLP solely represents the Company, Justin Nolan and David Nolan in connection with the transactions set forth in this Agreement and its exhibits, schedules, attachments and Ancillary Documents (collectively, the “Transaction Documents”). ZUBER LAWLER LLP does not represent any other person in connection with the transactions set forth in the Transaction Documents, nor has provided any legal counsel in regard to the negotiation, interpretation, and/or execution of the Transaction Documents, to any person other than the Company, Justin Nolan and David Nolan. ZUBER LAWLER LLP has no fiduciary duty to any person other than the Company, Justin Nolan and David Nolan in that regard. Each Owner acknowledges to have been given reasonable opportunity, and to have been strongly encouraged to review the Transaction Documents with its own legal counsel in order to protect such Owner’s interests.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

DPN LLC

By	/s/ Justin Nolan
Name: Justin Nolan
Title: Authorized Signatory

ARGO:

ARGO BLOCKCHAIN PLC

By	/s/ Peter Wall
Name: Peter Wall
Title: Chief Executive Officer

MERGER SUB:

ARGO INNOVATION FACILITIES (US), INC.

By	/s/ Peter Wall
Name: Peter Wall
Title: Chief Executive Officer

OWNERS:

Justin Nolan

David Nolan

Shahla F. Ali

Jon Cohen

EEPLUS, Inc.
By:
Title:

Savage IO, Inc.
By:
Title:

Zach Winick

Alex Freeman

Concerted Ventures, Inc.
By:
Title:

EXHIBIT A

Description of Helios Site

Owned Real Property:

SURFACE ESTATE ONLY to the Northeast One-fourth (NE/4) of Survey 2, AB&M, Certificate No. 322, Abstract No. 1093, Dickens County, Texas.

Option to Purchase Real Property:

SURFACE ESTATE ONLY to 157.33 acres out of the Southeast One-fourth (SE/4) of Survey 2, AB&M, Certificate No. 322, Abstract No. 1093, Dickens County, Texas.

SCHEDULE A-1

Initial Allocation Schedule

Owners	Ordinary Shares	Indemnification

Justin Nolan

Address: 178 8th Ave,	50.00%	50.00%
Brooklyn NY 11215

Email: justin.nolan@dpn.llc

Jon Cohen

Address:114 Dean St. Apt 1, Brooklyn,	24.00%	24.00%
NY 11201

Email: jcohen09@outlook.com

David Nolan

Address: 200 Dorado Beach Drive Apr	10.00%	10.00%
3722, Dorado Puerto Rico 00646

Email: dpnolan7788@gmail.com

Shahla Ali

Address:10 Emerson Court, Hampton	9.00%	9.00%
Bays, NY 11946

Email: shahlafali@gmail.com

EEPLUS, Inc.

Address: 405 State Highway 121	5.00%	5.00%
Bypass, Suite A250, Lewisville, TX
75067

Email: talati@eeplus.com;
sahni@eeplus.com

Savage IO, Inc.

Address: 45 O’Connor Rd, Fairport NY	1.00%	1.00%
14450

Email: sgarvin@savageio.com

Zach Winick

Address: 141 Boulder Ridge Road,	0.50%	0.50%
Scarsdale, NY 10583

Email: zachwinick@gmail.com

Alex Freeman

Address: 103 North 10th Street #4F,	0.50%	0.50%
Brooklyn, NY 11249

Email: alex.freeman2@gmail.com

Concerted Ventures, Inc.

Address: 33530 1st Way South, Suite	0.00%	0.00%
102, Federal Way, WA 98003

Email: Tim@concertedventure.com,
allan@concertedventure.com

Total	100.00%	100.00%

SCHEDULE A-2

Allocation Schedule Post Milestone 2.04(a)(ii)(A)

Name of Receiving Party	Ordinary Shares	Indemnification

Justin Nolan

Address: 178 8th Ave,	47.52%	47.52%
Brooklyn NY 11215

Email: justin.nolan@dpn.llc

Jon Cohen

Address:114 Dean St. Apt 1,	22.81%	22.81%
Brooklyn, NY 11201

Email: jcohen09@outlook.com :

David Nolan

Address: 200 Dorado Beach Drive Apr	9.50%	9.50%
3722, Dorado Puerto Rico 00646

Email:dpnolan7788@gmail.com

Shahla Ali

Address:10 Emerson Court,	8.50%	8.50%
Hampton Bays, NY 11946

Email: shahlafali@gmail.com

EEPLUS, Inc.

Address: 405 State Highway 121	4.75%	4.75%
Bypass, Suite A250,
Lewisville, TX 75067

Email: talati@eeplus.com;
sahni@eeplus.com

Savage IO, Inc.

Address: 45 O’Connor Rd,	0.95%	0.95%
Fairport NY 14450

Email: sgarvin@savageio.com

Zach Winick

Address: 141 Boulder Ridge Road,	0.48%	0.48%
Scarsdale, NY 10583

Email: zachwinick@gmail.com

Alex Freeman

Address: 103 North 10th Street #4F,	0.48%	0.48%
Brooklyn, NY 11249

Email: alex.freeman2@gmail.com

Concerted Ventures, Inc.

Address: 33530 1st Way South, Suite	5.00%	5.00%
102, Federal Way, WA 98003

Email: Tim@concertedventure.com,
allan@concertedventure.com

Total	100.00%	100.00%

EXHIBIT B

Form of Certificate of Merger

State of Delaware

Certificate of Merger of

Domestic Limited Liability Company into

Domestic Corporation

Pursuant to Title 8, Section 264 of the Delaware General Corporation Law (the "DGCL") and Title 6, Section 18-209 of the Delaware Limited Liability Company Act (“LLC Act”), the undersigned corporation executed the following Certificate of Merger.

FIRST: The name of the surviving corporation is Argo Innovation Facilities (US), Inc. (“Surviving Corporation”) and the name of the limited liability company being merged into this surviving corporation is DPN LLC (“Merging LLC”).

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by the Surviving Corporation and the Merging Corporation.

THIRD: The name of the Surviving corporation is Argo Innovation Facilities (US), Inc. a Delaware corporation.

FOURTH: The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the merger, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The merger is to become effective on March 4, 2021.

SIXTH: The Agreement and Plan of Merger is on file at 2028 East Ben White Boulevard, Suite 240, Austin, Texas 78741-6931, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any member of Merging LLC or any stockholder of Surviving Corporation.

IN WITNESS WHEREOF, the Surviving Corporation has caused this certificate to be signed by an authorized officer, the 4th day of March, 2021

ARGO INNOVATION FACILITIES (US), INC.

By:	/s/ Peter Wall
Name: Peter Wall
Title: President